Exhibit 99.1

Flotek Industries 10603 W Sam Houston Pkwy N, Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

MEDIA ADVISORY	FOR IMMEDIATE RELEASE
	CONTACT:	Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries Announces Flotek Gulf Participation in OGWA 2014 Exhibition in Sultanate of Oman; Pending Retirement of Kevin Fisher

HOUSTON, March 18, 2014 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that its Middle East joint venture, Flotek Gulf, will exhibit at the OGWA Exhibition and Conference in Muscat, Sultanate of Oman, March 31-April 2, 2014.

The biannual conference is one of the largest gatherings of oil and gas professionals across the Middle East and Africa, with exhibitors and attendees from over 20 countries. Lead sponsors and supporters include BP; Gulf Energy, Flotek’s partner in Oman; and the U.S. Embassy in the Sultanate. Flotek Gulf will be exhibiting its specialty chemistry capabilities for both primary completion and production as well as Enhanced Oil Recovery to company executives and engineers throughout the region.

The exhibition is held in conjunction with the Society of Petroleum Engineers Enhanced Oil Recovery conference. The conference will bring together global experts in all forms of EOR techniques to present, share and discuss their ideas, initiatives, and findings. It will cover the latest advances in thermal gas and chemical EOR methods, EOR selection criteria, surveillance techniques for locating remaining oil, challenges in implementing EOR, and more.

“Flotek is delighted to have this stage to introduce our new joint venture with Gulf Energy and Tasneea Oil & Gas Technologies – Flotek Gulf – to the region at one of the most impactful trade gatherings of the year,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “With over 10,000 visitors expected to the exhibition and conference, this is a terrific way for Flotek Gulf to meet key players in the region. In Oman alone, the industry comprises over 48% of the Sultanate’s Gross Domestic Product with over $28 billion of total revenue coming from the oil and gas industry. We look forward to building a durable presence in Oman and beyond that can capture a meaningful portion of that opportunity.”

Chisholm added, “While we continue to work toward permanent facilities in Oman, we are already having an impact as our international sales continue to accelerate. Moreover, our continued growth in Enhanced Oil Recovery is yielding results in the region, from work in the United Arab Emirates to, most recently, opportunities to propose innovative solutions for EOR projects in Oman. The SPE conference, in conjunction with OGWA, provides another avenue to showcase our EOR capabilities to global EOR decision makers.”

Flotek Industries, Inc.	Media Release	March 18, 2014
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The Exhibition and Conference will be held at the Oman International Exhibition Centre in Muscat March 31-April 2, 2014. More information can be found at www.ogwaexpo.com.

Pending Retirement of Kevin Fisher

Flotek also announced that Kevin Fisher, Executive Vice President of Business Development has announced he will retire from Flotek. Kevin will relocate to Colorado to be closer to family and pursue various personal and professional interests.

Mr. Fisher will resign as an officer of Flotek effective today but will remain an employee of Flotek until the end of April at which time he will become a consultant, without additional compensation, to the Company through the end of 2014. The current technical and sales and marketing teams will assume Kevin’s responsibilities.

“Kevin has been a key catalyst in transforming Flotek’s sales and product development culture and an important part of our leadership team,” said Chisholm. “When Kevin came to Flotek, he pledged to remain as we built a new sales team and culture and we have accomplished that and much more. While he will be missed, his legacy and influence will remain in Flotek’s vastly improved sales environment that has created durable opportunities for growth. Moreover, Kevin’s technical expertise has been the impetus for exceptional product innovation and unprecedented collaboration between our clients and scientists, resulting in problem-solving relationships with clients that will continue for years to come.”

“My time at Flotek has been one of the most meaningful endeavors of my professional career,” said Fisher. “To be a part of an organization that has such passion for excellence and deep belief in its mission is incredibly rewarding. I am grateful to John for this incredible opportunity and for believing I was one of the people who could help him achieve his vision at Flotek. I remain a strong advocate for Flotek products and will continue to do my part in the future to make certain Flotek’s products continue to become the standard for oilfield completions in any way I can.”

Chisholm concluded, “More important than anything, Kevin has been a friend, colleague and confidant for decades and someone I will always respect as one of the ‘good guys’ in the North American oil patch. All of us wish him the best and, by no means, is this ‘good bye’. Kevin’s contributions have made him a permanent part of the Flotek family.”

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

Flotek Industries, Inc.	Media Release	March 18, 2014
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For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.